Exhibit 5.1

Our reference	JACKM/374423-9

16 December 2024

TC BioPharm (Holdings) plc (Company)

Maxim 1, 2 Parklands Way

Holytown

Motherwell

ML1 4WR

Scotland

United Kingdom

Dear Sir / Madam

We are lawyers qualified to practice law in Scotland. We have acted as counsel to the Company to provide this legal opinion in connection with a prospectus supplement filed on 16 December 2024 (the “Prospectus Supplement”) which supplements the prospectus included in the registration statement on Form F-3 (File No. 333-283507), filed under the Securities Act of 1933, as amended (the “Act”), including all amendments or supplements thereto, with the Securities and Exchange Commission (the “Registration Statement”), which relates to the offer and sale from time to time of up to 11,200,000,000 of ordinary shares of £0.0001 par value each (“Ordinary Shares”) in the form of American Depositary Shares (“ADS”), issued by the Bank of New York Mellon at the rate of two hundred Ordinary Shares for each ADS, offered and sold by the Company pursuant to the terms of the ATM Agreement (as defined below).

1	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents:

1.1	The public records of the Company on file and available for online inspection at the Registrar of Companies in Scotland on 16 December 2024 including:

(a)	the Company’s original Memorandum and Articles of Association;

(b)	the Company’s Articles of Association adopted on 15 February 2022 and amended on 14 November 2022.

1.2	The resolutions of the shareholders of the Company passed at the shareholder meetings of the Company which took place on 14 January 2022, 3 February 2022, and 14 November 2022 (“Shareholder Resolutions”).

1.3	The At the Market Offering Agreement entered into between the Company and H.C. Wainwright & Co. LLC, dated 16 December 2024 (“ATM Agreement”);

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of all documentation that we have reviewed. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	That the final form of the ATM Agreement, provided by the parties thereto will conform in all respects to the drafts thereof as filed with the Registration Statement and will be executed by the parties.

2.3	All signatures, initials and seals are genuine.

2.4	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.5	That all public records of the Company which we have examined are accurate and that the information disclosed by the online search which we conducted against the Company on 16 December 2024 is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The Shareholder Resolutions remain in full force and effect and have not been revoked and that the following the issue of Ordinary Shares pursuant to the ATM Agreement and pursuant to all other instruments to which the Company is party the issued share capital of the Company shall not exceed £2,000,000 in nominal value.

2.7	The Company shall receive at least the nominal value of each Ordinary Share in cash in return for issuing Ordinary Shares pursuant to the ATM Agreement.

2.8	There is nothing under any law (other than the law of the Scotland) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the USA.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a public company limited by shares and registered under the Companies Act 2006 (the “Act”) validly existing under the laws of Scotland, and possesses the capacity to sue and be sued in its own name.

3.2	The Company is, subject to board approval, authorised to issue the Ordinary Shares to be issued by the Company for issuance in connection with the ADSs.

3.3	The Ordinary Shares are authorised for issue by the shareholders of the Company subject to board approval, and when their issue is approved by the board of the Company against payment in full, in accordance with the terms set out in the ATM Agreement (which payment shall in all circumstances and notwithstanding the terms of such agreements/instruments represent at least the nominal value of the Ordinary Shares in cash), and duly registered in the Company’s register of members (shareholders), such Ordinary Shares will be validly authorised, issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Ordinary Shares).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations of the Company may be subject to restrictions pursuant to any agreement to which it is party which has not been reviewed by us.

4.2	We make no comment with regard to any references to foreign law or statutes in the Registration Statement.

4.3	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of Scotland which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully,

Addleshaw Goddard LLP

Direct line	+44 (0)141 574 2371
Email	murray.jack@addleshawgoddard.com